	FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 277-5162 info@berkmanassociates.com		Company Contact: Daniel Bernstein President (201) 432-0463

Bel First Quarter Revenue Increased 20%

JERSEY CITY, New Jersey, May 1, 2006 . . . Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced financial results for the first quarter of 2006.

First Quarter Results
Revenue for the three months ended March 31, 2006 increased 20% to $54,626,000, a first quarter record, from $45,438,000 for the same period of 2005. Organic sales growth was approximately 12%, reflecting strong sales of interconnect products and MagJack®s. Galaxy Power, which was acquired on March 23, 2005, and NetWatch, which was acquired on July 1, 2005, accounted for the balance of the revenue gain.
"Our hard work to establish Bel's position in interconnect products is delivering the results we anticipated. We are continuing to invest in the development of these products, which we expect to remain important growth drivers for Bel," said Daniel Bernstein, president.
Gross margin declined slightly, to 27% for the first quarter of 2006 from 28% a year earlier, primarily due to higher energy, raw materials, transportation and direct labor costs.
SG&A expenses increased to 17.2% of sales for this year's first quarter compared to 15.9% for the first quarter of 2005, the result of higher selling expenses to support the growth in revenue as well as non-cash stock-based compensation expense of $381,000. The acquisition of Galaxy and NetWatch increased SG&A expense for the quarter by approximately $1,000,000.
Earnings before income tax provision were $4,695,000 for the first quarter of 2006, which include a pre-tax casualty loss of $964,000 for uninsured raw materials destroyed by the fire in February 2006 at the Company's leased manufacturing facility in the Dominican Republic. For the first quarter of 2005, earnings before income tax provision were $5,686,000. Bernstein said that production at Bel's Dominican Republic facility is expected to return to its pre-fire pace by the end of the second quarter of 2006.
Net earnings for the first quarter of 2006 were $3,997,000, or $0.34 per diluted share. This compares to net earnings of $4,313,000, or $0.38 per diluted share, for the first quarter of 2005.
At March 31, 2006, Bel had cash, cash equivalents and marketable securities of approximately $96,451,000, working capital of approximately $134,000,000, a current ratio of 4.2-to-1, no long-term debt, and shareholders' equity of approximately $209,392,000.

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Bel First Quarter Revenue Increased 20%
May 1, 2006
Page Two

About Bel
Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, automotive and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC/DC converters, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). The Company operates facilities around the world.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EST today. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.BelFuse.com. A replay will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21290110 after 1:00 p.m. EST.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed including the statements regarding the Company's growth drivers and the timing of resumption of full production at the Company's Dominican Republic facility are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; the difficulties inherent in integrating remote business that may have followed business practices that differ from the Company's business practices; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products, and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(table attached)
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BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended
	March 31,
	2006	2005

Net Sales	$54,626,248	$45,438,285

Costs and expenses:
Cost of sales	39,986,889	32,688,811
Selling, general and administrative	9,377,185	7,221,303
Casualty loss	963,791	--
	50,327,865	39,910,114

Income from operations	4,298,383	5,528,171

Interest expense and other costs	(115,680)	(67,150)
Interest income	512,596	225,344

Earnings before provision for income taxes	4,695,299	5,686,365
Income tax provision	698,000	1,373,000

Net earnings	$3,997,299	$4,313,365

Earnings per common share - basic	$0.34	$0.38
Earnings per common share - diluted	$0.34	$0.38

Weighted average common shares outstanding - basic	11,749,645	11,371,677
Weighted average common shares outstanding - diluted	11,813,017	11,507,499

CONDENSED CONSOLIDATED BALANCE SHEET DATA
($ 000s omitted)
	Mar. 31,	Dec. 31,		Mar. 31,	Dec. 31,
ASSETS	2006	2005	LIABILITIES & EQUITY	2006	2005
	(Unaudited)			(Unaudited)

Current Assets	$176,057	$165,232	Current liabilities	$42,022	$37,029

Property, plant
& equipment, net	42,713	42,379	Long-term liabilities	3,660	3,451

Goodwill, net	24,117	22,428

Intangibles & other assets	12,186	12,017	Stockholders' equity	209,391	201,576

Total Assets	$255,073	$242,056	Total liabilities & equity	$255,073	$242,056